Exhibit 10.2

TELECOMMUNICATION SERVICES AGREEMENT

This Telecommunication Services Agreement (the “Agreement”) is executed on this 30 day of September, 2013 (the “Effective Date”) by and between T² Communications L.L.C., (“T²”) having offices at 13101 Preston Rd, Suite 510, Dallas TX 75240 and S Squared, LLC, an Illinois limited liability company (“Customer”).

RECITALS

WHEREAS, T² is a Competitive Local Exchange Carrier (“CLEC”) and reseller of telecommunications services;

WHEREAS, Customer desires to purchase telecommunications services from T²;

WHEREAS, Customer and certain affiliates of T² are party to that certain Membership Interests Purchase Agreement dated as of September 30, 2013 (the “Purchase Agreement”) and to that certain Transition Services Agreement dated as of September   30, 2013 (the “TSA”); and

WHEREAS, T² and Customer (each a “Party” and collectively, the “Parties”) desire to enter into this Agreement for the provision of local telephone, long distance telephone and hosting services, as set forth on Exhibit A  (collectively, the “Services”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby mutually agree as follows:

1.

Services: T² will provide, and Customer will purchase, the Services set forth on Exhibit A, as may be amended from time to time on mutual agreement of the Parties, during the Term.  T² agrees to acquire services necessary to provide the Services from third party service providers (“Service Providers”) and to provide all Services to Customer.  T² shall ensure that, to the extent technologically achievable, all Service Providers (a) provide Services directly to Customer’s colocation rack and (b) minimize any direct connection between T2’s equipment and Customer’s equipment. For the avoidance of doubt, all parties expressly understand and agree that all telecommunications services, including trunks from underlying Service Providers, shall first pass through T²’s equipment. T² shall ensure to the extent achievable that Customer is a party to all agreements with Service Providers providing Services to Customer.  T² shall manage all contractual relationships with such Service Providers; provided, however, that T² shall not enter into any agreement with a Service Provider to procure products or services to be provided to Customer (each a “Service Provider Agreement”) without: (i) giving Customer a reasonable amount of time to review such Service Provider Agreement and provide T² with comments for T²’s consideration in negotiating such Service Provider Agreement; and (ii) first obtaining Customer’s written approval.  Such Service Provider Agreement shall include, without limitation, agreements having provisions relating to service levels, performance obligations, and warranties for the Services.  Such Service Provider Agreement shall provide that any notice from the Service Provider of breach or default by T², including without limitation, any notification of a late payment, be provided to Customer at least 30 days prior to any right of the Service Provider to terminate the Service Provider Agreement and that: (i) Customer shall have the right to cure any nonpayment or default of T² to avoid such termination (which shall be recoverable from T² hereunder); and (ii) after such default (in addition to the remedies of Customer hereunder), the rights of T² under the Service Provider Agreement will be assigned to Customer solely with respect to the portion of Services used by Customer and the rights of T² under the Service Provider Agreement with respect to the portion of the Services used by T² shall immediately terminate.  Customer shall have no obligation to procure any services through T² other than the Services.   The Service Provider Agreement for inbound traffic will initially be XO Communications, as detailed in Exhibit B but will ultimately change to Sprint as detailed in Exhibit C.  The Service Provider Agreement for outbound long distance and 800 numbers will be Hypercube as indicated in Exhibit D.  Customer shall not unreasonably refuse T²’s written request for access to a call data record (a “CDR”) to the extent that such request sets forth a reasonable basis for T2’s need to access such CDR.  The rates charged by T² to Customer will be pass-through rates (the “Pass-Through Rates”).  For the avoidance of doubt, the Pass-Through Rates shall include the best rates, surcharges, billing/rounding increments, or any other cost that T² is charged as a competitive local exchange carrier or otherwise from the Service Providers.  Should T² be restricted by a Service Provider from providing the Pass-Through Rates for any reason, T² shall, on the following billing cycle, provide a rebate to the Customer of the rate charged the Customer versus the rate T² would have been charged by the Service Provider had T² been the Customer (the “Wholesale Rates”).  It is expressly agreed to by both parties that T² shall at no time be in a position that it is losing money on pass-through costs.

2.

Payment Obligations: Upon making payment to a Service Provider for the Services, T² shall provide Customer with an invoice indicating that T² has made such a payment along with documentation evidencing the amount of such payment and the date on which such payment was actually made.  Within 5 business days of receiving such invoice, Customer shall pay the documented amount charged by the Service Provider to T² that is set forth in the invoice.  To the extent technologically achievable, T² shall ensure and contractually require that the Service Provider provide Customer with a copy of any invoice provided to T² at the same time at which such invoice is provided to T².  Notwithstanding the foregoing, T² shall ensure that the Service Provider provides Customer with separate usage and billing statements with respect to the Services utilized by Customer, which shall be separated and distinguished from usage and billing of any services utilized directly by T² or by other customers of T².  To the extent separate usage and billing statements with respect to the Services utilized by Customer are not technologically achievable from a particular Service Provider despite the best efforts of T2, the Parties will engage a mutually agreed upon third party (the “Billing Vendor”) to create separate usage and billing statements for T² and the Customer.  The cost of such Billing Vendor shall be split evenly amongst the Parties.  Should T² obtain other customers that utilize the Billing Vendor, the costs of the Billing Vendor will be split pro-ratably. For the avoidance of doubt, T² shall have no right to mark-up or inflate any fees charged by a Service Provider with respect to any Services utilized by Customer and T² shall have no right to charge Customer any expenses of T² or impose any additional service, handling, management, or other fee on Customer.  However, to the extent that Customer requires T² personnel to provide services, T² will charge and Customer will be obligated to pay, fees for such services consistent with industry standards. For avoidance of doubt, Customer shall not be charged under this Agreement for any services to be provided by T2 under the TSA including, without limitation, any services provided by Robert Reynolds, Gerardo Tonini, or Tim Zeller.

3.	Term: The term of this Agreement shall commence on the Effective Date and shall continue until the 3rd anniversary of this Agreement (the “Term”).

4.

Termination by Customer: Customer shall have the option in its discretion to terminate this Agreement upon written notice to T² if T² defaults on any obligation (including without limitation a payment obligation) set forth in the Purchase Agreement, TSA, or a Service Provider Agreement.  In the event of such termination, T² shall make best efforts to immediately assign its rights to Customer under all Service Provider Agreements to the extent necessary for Customer to obtain the Services from Service Providers.

5.

Provision of Services:  In the event that T² is unable to continue as a going concern, within 90 days of such notice, Customer shall have the option to purchase all or any portion of the business of T² for an aggregate cash purchase price of $1 (the “Purchase”). Customer shall have the option, in its sole discretion, to structure the Purchase as a purchase of either the equity securities of T² or a purchase of all of the assets of T² necessary for, and used in, the provision of the Services hereunder, including all necessary licenses (including without limitation, the CLEC License utilized in the provision of Services), permits and other intangible rights and privileges (the “Business Assets”), or the equity securities or assets of such other related or successor entity then holding the Business Assets.

6.

Moves and Disconnection of Service: To disconnect Services, Customer must inform T² in writing of Customer’s desired disconnect date, by letter addressed to Customer Services, T² Communications, 13101 Preston Road, Suite 510, Dallas, Texas 75240. If Customer desires to move Services to another location, Customer shall provide T² at least 45 days’ notice by calling (888) 837-3910. If T² is unable to provide Services at the new location, then Customer may terminate this Agreement. It is expressly understood that Customer may not re-locate the business or equipment from the XO Colocation facility during the term of this contract.

7.

Assignment: Neither Party shall have the right to, and each Party covenants that it will not, assign this Agreement without the prior written consent of the other Party, which will not be unreasonably withheld.  This Agreement may not be involuntarily assigned or assigned by operation of law.  The foregoing notwithstanding, both Parties shall have the right to assign this Agreement, without the consent of the other Party, to any affiliate, any entity which results from a merger or consolidation with such Party, or any person or entity which acquires all or substantially all the assets of such Party related to this Agreement, provided the assigning Party gives notice of such assignment and such person or entity assumes all the obligations of the other Party under this Agreement.  Any assignment, delegation or transfer, or attempt at the same, in violation of the foregoing shall be void and without effect.

8.

Representations, Warranties, and Covenants:   T² represents and warrants that it has good standing with any and all Service Providers whose products or services will be used to provide the Services and that it will maintain such good standing throughout the Term, as evidenced by T²’s compliance with the terms and provisions of all Service Provider Agreements and prompt payment of any fees due thereunder.  T² covenants that it will not breach any Service Provider Agreement, and that it will timely pay all fees due to Service Providers in connection with the Service Provider Agreements.  T² shall ensure that Customer is given the benefit of all performance warranties and remedies provided to T² under any Service Provider Agreement. Promptly following the Effective Date, the Parties’ mutually agree to develop and finalize a disaster recovery plan with respect to the Services provided hereunder to be implemented by the Parties’ within 90 days of the Effective Date.

9.

Limitation of Liability: EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOST PROFITS OR REVENUES, ARISING IN ANY WAY OUT OF THIS AGREEMENT.

10.

Indemnification:  T² shall ensure that Customer is an indemnified party under all indemnification provided to T² under any Service Provider Agreement relating to the use of the Services, including without limitation, indemnification for infringement of third party intellectual property rights and indemnification for damages suffered as a result of the negligence or willful misconduct of a Service Provider.  T² shall indemnify Customer from and against any and all losses, including, without limitation, reasonable attorneys’ fees, incurred as a result of, arising out of, or in connection with: (i) any breach of any T² representation, warranty, covenant, or other obligation of T² under this Agreement or any Service Provider Agreement; (ii) any negligent or willful acts, errors or omissions by T² or its affiliates in the performance of this Agreement; or (iii) any liability incurred by Customer to a Service Provider arising out of T²’s activities under this Agreement.  Similarly, Customer shall ensure that T² is an indemnified party under all indemnification provided to Customer under any Service Provider Agreement relating to the use of the Services, including without limitation, indemnification for infringement of third party intellectual property rights and indemnification for damages suffered as a result of the negligence or willful misconduct of a Service Provider.  Customer shall indemnify T2 from and against any and all losses, including, without limitation, reasonable attorneys’ fees, incurred as a result of, arising out of, or in connection with: (i) any breach of any Customer representation, warranty, covenant, or other obligation of Customer under this Agreement or any Service Provider Agreement; or (ii) any negligent or willful acts, errors or omissions by Customer or its affiliates in the performance of this Agreement.

11.

Applicable Law:  THIS AGREEMENT HAS BEEN SIGNED IN, DELIVERED IN, AND WILL BE INTERPRETED, CONSTRUED, ENFORCED, AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.  THE MANDATORY AND EXCLUSIVE COURTS OF JURISDICTION AND VENUE FOR ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER DISPUTE BETWEEN THE PARTIES ARE THE STATE DISTRICT COURTS OF DALLAS COUNTY, TEXAS.  THE PARTIES TO THIS AGREEMENT CONSENT TO SUCH JURISDICTION AND VENUE

12.

Waiver of Jury Trial:  EACH PARTY WAIVES ANY RIGHT IT MIGHT HAVE TO REQUIRE THAT A JURY PARTICIPATE IN DECIDING ANY OR ALL ISSUES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT SIGNED IN CONNECTION WITH THIS AGREEMENT.  THIS WAIVER SPECIFICALLY INCLUDES A WAIVER OF TRIAL BY JURY, APPLIES TO ALL PRESENT AND FUTURE RIGHTS, AND IS MADE TO THE FULLEST EXTENT PERMITTED BY LAW.

13.

Alternative Dispute Resolution:  All claims and matters in question arising out of or related to this Agreement or the relationship between the parties created by this Agreement, whether sounding in contract, tort or otherwise, will be resolved by binding, self-administered arbitration pursuant to the applicable rules of the American Arbitration Association (“AAA”).  All such proceedings will be subject to the Federal Arbitration Act.  There will be one arbitrator.  If an arbitrator cannot be agreed upon within thirty (30) days, AAA will select and appoint an arbitrator.  The arbitrator will decide whether a particular dispute is or is not arbitrable.  The cost and expenses of the arbitrator will be divided between the parties.  Only damages allowed pursuant to this Agreement may be awarded.  The prevailing party in arbitration will be entitled to reimbursement of all attorneys’ fees and costs associated with the arbitration from the losing party, unless the “winning” party is awarded less than 20% of its claimed damages (excluding attorneys’ fees and costs).  The arbitrator will have no authority to award special, consequential, punitive, or exemplary damages; the parties by signing this Agreement waive their rights, if any, to recover such damages, either in arbitration or in litigation.  Each party will have the right to apply to a court to enjoin any breach of this Agreement.  The only exceptions to arbitration are: (a) any claim for less than twenty-five thousand dollars, inclusive of attorneys fees (which must be stipulated as a fact in any petition) or (b) the right of a party to seek injunctive relief to prevent irreparable harm pending completion of any arbitration.  All other claims must be arbitrated.

The arbitration will take place in Dallas, Texas. The arbitrator will coordinate and limit as appropriate all pre-arbitration discovery (e.g., document production, information requests, depositions).  However, the parties agree that the discovery for each party will be limited to:  two depositions of no more than four hours each, twenty-five interrogatories, and ten requests for production.  Within 120 days from the date of the demand, the arbitration will be completed.  At the arbitration, each party will have up to, but not more than four hours to present the party’s case and any rebuttal. Within 10 days of the arbitration, the arbitrator will issue a written decision and award (if any) stating the reasons for the decisions and award.  The decision will be exclusive, final and binding on the parties, their heirs, executors, administrators, successors and assigns. The arbitration decision may be entered and enforced in any court of competent jurisdiction.

14.

General Terms: This Agreement constitutes the entire agreement between the Parties with respect to the Services.  There are no other written or oral understandings, promises or agreements related hereto. No agreement will be accepted by T² that is modified in any way by Customer, including handwritten modifications and strike-outs.  Amendments and waivers to this agreement will be valid only if in writing and executed by an authorized representative of Customer and a T² vice-president. If any provision of this Agreement is found to be unenforceable, the remainder of the Agreement will continue in full force and effect.

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Agreement as of the date first set forth above.

T² Communications L.L.C.	S Squared, LLC

By: _________________________________	By: _________________________________

Printed Name: ________________________	Printed Name: ________________________

Title: _______________________________	Title: _______________________________

Date: _______________________________	Date: _______________________________

Exhibit A TELECOMMUNICATION SERVICES AGREEMENT

T² Communications, L.L.C. AND S Squared, L.L.C. d/b/a RANGER WIRELESS SOLUTIONS, L.L.C.

Number # 1-T2-07182013

This Telecommunication Services Agreement (“Agreement”). dated this 30th day of September, 2013 (the “Effective Date”), is entered Into by and between, T² Communications, L.L.C.,(“T²”), a Michigan Company with offices located at 13101 Preston Rd., Suite 510, Dallas TX 75240, United States of America and S Squared L.L.C. d/b/a Ranger Wireless Solutions (“Ranger”), an Illinois company, having its business offices at _______________, United States of America, (“CUSTOMER’), hereinafter individually referred to as “Party” and collectively referred to as “Parties”.

T² Communications undertakes to furnish communications service pursuant to the Terms and Conditions set forth in the Service Order Agreement its Tariff.  The furnishing of service under this agreement is subject to the availability on a continuing basis of all the necessary facilities and is limited to the capacity of the Company’s facilities as well as facilities the Company may obtain from other carriers to furnish service from time to time as required at the sole discretion of the Company. Service may be provided over facilities owned by the company, leased by the company, bought for resale or a combination of these methods.  The Company’s responsibilities for services is limited to the underlying service, and it assumes no responsibility for any service provided by any other entity to provide the Customer access to the Company network in order to originate or terminate its own services, or to communicate with its own customers. Equipment Hosting is provided by XO Communication’s, and is subject to its policies and SLA which may change.

IN WITNESS WHEREOF, the Parties acknowledge that each of the provisions of this Agreement has been expressly agreed to and each has caused this Agreement to be signed and delivered by its duly authorized officer.

T² Communications L.L.C.	S Squared, LLC d/b/a Ranger Wireless Solutions

By: _________________________________	By: _________________________________

Printed Name: ________________________	Printed Name: ________________________

Title: _______________________________	Title: _______________________________

Date: _______________________________	Date: _______________________________

Long Distance Monthly Commitment

Long Distance Plan	Monthly Revenue Commitment	Dedicated Interstate Rate 1 + & Toll Free	Texas Intrastate Rate 1 + & Toll Free
*T² Corporate	$0.00	per XO then to be Sprint	per XO then to be Sprint
International LD	N/A	per XO then to be Sprint	N/A

*Rates are for Domestic Dedicated Interstate LD traffic only.  Hawaii and Alaska rates for Toll Free are $.05 per minute. Toll-Free calls originating from Canada will be billed at $.029 per minute. ALL domestic and international Messages are billed in increments currently per XO then to be billed per Sprint.

**Telecom Ancillary Charges

Description	Per 20	Per 40	Per 100
DID Blocks	$5.00	$10.00	25.00
Toll Free	$20.00	$40.00	$100.00

**Signaling Charges (SS7 – per Syniverse contract)

Description	Quantity	Rate	MRC
Circuit Charges	2	$1,029.73	$1,029.73
ISUP Charges		$350.00	$350.00
LNP Look up per DIP	Varies Monthly	.00038	Varies Monthly
ESTIMATED MRC TOTAL			$1,379.73

**Hosting and other Service Charges (per XO, Sprint and CCI)

Description	Quantity	Each	MRC
HOSTING
Cabinet	1	$500.00	$500.00
20 AMP 12 Volt w UPS	1	$200.00	$200.00
20 AMP DC Power	2	$325.00	$650.00
DS1 Cross Connect	0	N/C	N/C
DS3 Cross Connect	0	N/C	N/C
Key Cards	5	INCL	INCL
Strata Timing Source	2	$150.00	$300.00

INTERNET ACCESS
1544 Dedicated Internet	1	$275.00	$275.00
Private Network	1	$80.00	$80.00
VOICE ACCESS
Dedicated LD - DS3 Facility	3 (XO, CCI/Hypercube, Sprint)	$450.00	$1,350.00
Toll Free Number Charge	419	$1.00	$419.00
OTHER
Sprint Cross Connect	1	$150.00	$150.00
HyperCube Cross Connect	1	$150.00	$150.00
Access Recovery	1	$290.82	$290.82
Administrative Charge	1	$12.50	$12.50

Estimated Signaling MRC			$1,379.73
Hosting & Other MRC			$4,377.32
ESTIMATED MRC TOTAL			$5,757.05

**Charges are based on installed services and LNP charges are billed as used, and in arrears. Additionally, charges are exclusive of Taxes, Fees, and governmental regulated telecommunication charges.

Service Level Agreement (SLA)

T² Communications (T²) DIA Service Level Agreement (“SLA”)

T² Dedicated Internet Access (DIA) Services are backed by specific service level guarantees.

Network Availability Guarantee - 100%

The T² IP Network, as defined in this section, is guaranteed to be available and capable of forwarding IP packets 100% of the time, as averaged over a calendar month. The T² IP network includes the customer’s access port (the port on the T² aggregation router upon which the customer’s circuit terminates) and the T² IP backbone network. The T² IP backbone network includes T² owned and controlled routers and circuits (including any transit connections).

If the Network Availability guarantee is not met in a calendar month, the customer will receive a credit of 1/30th of the Monthly Recurring Charge (MRC) for that month for each full hour of outage in excess of the 100% guaranteed under this SLA. Limits on the credit and the reporting procedures are detailed below.

Latency Guarantee (55 Milliseconds)

The T² IP backbone network (as defined in the previous section) is guaranteed to have an average round trip packet transit time within the T² IP backbone network over a calendar month of 55ms or less. The average latency is measured as the average of 15-minute samples across the T² IP backbone network taken throughout the calendar month.

If the Latency guarantee is not met in a calendar month, the customer will receive a credit of 1/30th of the Monthly Recurring Charge (MRC) for that month for each full 1ms above the 55ms average maximum guaranteed under this SLA. Limits on the credit and the reporting procedures are detailed below.

Packet Loss

The T² IP backbone network (as defined above) is guaranteed to have a maximum average packet loss of less than 1% over a calendar month. The packet loss is measured as the average of 15-minute samples across the T² IP backbone network taken throughout the calendar month.

If the Packet Loss guarantee is not met in a calendar month, the customer will receive a credit of 1/30th of the Monthly Recurring Charge (MRC) for that month for each full 1% above the 1% average maximum guaranteed under this SLA. Limits on the credit and the reporting procedures are detailed below.

Network Jitter Guarantee

The average network jitter delay caused by the T² IP backbone network (as defined above) is guaranteed not to exceed 1ms during any calendar month.

If this Guarantee is not satisfied during a calendar month, the customer will be credited 1/30th of the Monthly Recurring Charge (MRC) for each full millisecond (1ms) exceeding the 1ms average. Limits on the credit and the reporting procedures are detailed below.

Credit Limits and Reporting Procedures

Total credits under this SLA are limited to the Monthly Recurring Charge (MRC) for the affected DIA service for the month in which the service does not meet the guarantees. The above guarantees do not include the local access circuit (e.g. local loop), Customer Premises Equipment (router or CPE) or the customer’s Local Area Network (LAN), scheduled maintenance events, customer caused outages or disruptions, interconnections to or from and connectivity within other Internet Service Provider (ISP) networks, and force majeure events (as defined in the relevant service contract).

Please call T² Customer Care @ 877-825-5550 to request a Dedicated Internet Access (DIA) Service Level Agreement (SLA) credit.